Exhibit 33

ARCH HILL CAPITAL N.V.
Noordwal 10
2531 EA Den Haag
Netherlands

April 12, 2011

To the Investors set forth on
Schedule A attached hereto at
the addresses set forth therein:

On behalf of Arch Hill Capital N.V. (“Arch Hill”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting”), please be advised that we are providing notice of termination of a certain Governance Agreement between you, Arch Hill and Stichting dated as of April 28, 2008.

Please contact the undersigned with any questions that you may have regarding this notice of termination.

Very truly yours,

cc:  Theo M.M. Kremers, LTC

SCHEDULE OF INVESTORS

Bauke Bakhuizen Torenlaan 19, 3742 CR Baarn, The Netherlands
Cornelis J.M. Borst Boksheide 20, 5521 PM Eersel, The Netherlands
Boyer B.V. Boksheide 20, 5521 PM Eersel, The Netherlands
Benno J.G. de Leeuw Leunweg 13, 5221 BC Engelen, The Netherlands
Benno de Leeuw Holding B.V. Leunweg 13, 5221 BC Engelen, The Netherlands
Robert L.O. du Chatenier Valkeveenselaan 60, 1411 GT Naarden, The Netherlands
Chadmin B.V. Valkeveenselaan 60, 1411 GT Naarden, The Netherlands
J.F.G.M. Heerschap Heverstraat 8, 6088 BH Roggel, The Netherlands
Cornelis L.M. Meeuwis Ulvenhoutselaan 2, 4835 MC Breda, The Netherlands
Dreamweaver B.V. Ulvenhoutselaan 2, 4835 MC Breda, The Netherlands
Johannes G.L. Mol Kaya WFG Mensing 14, P.O. Box 3192, Willemstad, Curacao, Netherlands Antilles
Green Desert NV Kaya WFG Mensing 14, P.O. Box 3192, Willemstad, Curacao, Netherlands Antilles
Walter J.M. van der Mee Oude Huizerweg 17, 1261 BD Blaricum, The Netherlands